Exhibit 99

Patterson Companies Board Authorizes New Share Repurchase Program and Increases the Quarterly Dividend

ST. PAUL, Minn.–March 19, 2013 – The Board of Directors of Patterson Companies, Inc. (Nasdaq: PDCO), today approved a new share repurchase authorization plan as well as an increase to the quarterly cash dividend. The new share repurchase plan replaces any remaining authorization from Patterson’s previous plan.

“The new repurchase plan and the increase to the quarterly dividend reflect the Board’s continued confidence in Patterson’s future performance and our long-term cash flow generation,” said Scott P. Anderson, president and chief executive officer. “Our financial strength gives us the flexibility to implement our capital allocation strategy, which is a combination of strategic investments, dividend growth and share repurchases. This strategy exemplifies our ongoing commitment to delivering long-term value to our shareholders.”

The Board of Directors has authorized up to 25 million shares to be repurchased under the new plan. These shares will be repurchased systematically and, as market conditions allow, through open market transactions until March 19, 2018. There is no assurance that any shares will be repurchased by the Company. Shares that are repurchased will be retired and will constitute authorized but unissued shares.

The Board of Directors also approved an increase in the quarterly cash dividend of 14 percent, to $0.16 per diluted share from $0.14 per diluted share, bringing the annual dividend rate to $0.64 per diluted share. The dividend will be payable on April 30, 2013, to shareholders of record on April 12, 2013.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

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For additional information, contact:

Ann B. Gugino	R. Stephen Armstrong
Vice President, Planning & Strategy	Executive Vice President & CFO
651-686-1600	651-686-1600

Source: Patterson Companies, Inc.